Exhibit 5.1

                                February 9, 1998

VidaMed, Inc.
46107 Landing Parkway
Fremont, California  94538

         Re:  VidaMed, Inc. (the "Company") Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 629,413 Warrants to purchase Common Stock of the Company (the "Resale Warrants") and of a shelf offering of (i) 6,000,000 shares of the Company's Common Stock, $00.1 par value per share (the "Shares"), (ii) 2,000,000 Warrants to purchase Common Stock of the Company (the "Shelf Warrants"), and (iii) 2,000,000 shares of the Company's Common Stock, $.001 par value per share, issuable upon exercise of the Shelf Warrants (the "Shelf Warrant Shares"). As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above-referenced securities.

     It is our opininion that the Resale Warrants, the Shares, the Shelf Warrants and the Shelf Warrant Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI


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